QUERYOBJECT SYSTEMS CORPORATION                             EXHIBIT 11.1

Computation of Net Loss Per Share
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


Common shares outstanding at beginning of year                 1,707,662      1,703,535

       Conversions of preferred stock into common shares         144,768              -

       Warrants exercised into common shares                     447,312              -

       Stock options exercised into common shares                  2,899          3,200
                                                               ---------      ---------
Weighted average common shares outstanding                     2,302,641      1,706,735
                                                               =========      =========

Calculation of net loss available to common stockholders:

       Net loss                                              $(5,925,591)   $(7,294,032)

       Effect of beneficial conversion feature
       of convertible preferred stock                                  -     (2,251,438)
                                                             -----------    -----------
 Net loss available to common stockholders                   $(5,925,591)   $(9,545,470)
                                                             ===========    ===========

Basic and diluted net loss per common share                  $     (2.57)   $     (5.59)
                                                             ===========    ===========
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